Exhibit 5.1



                  (LETTERHEAD OF CAHILL GORDON & REINDEL LLP)






                                                               November 10, 2004

Energy Partners, Ltd.
201 St. Charles Avenue
Suite 3400
New Orleans, Louisiana 70170


                          Re: Offering of Common Stock
                              ------------------------

Ladies and Gentlemen:

     We have acted as counsel to Energy Partners, Ltd., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-3, as amended (Registration No. 333-117419) (such registration statement, together with each document incorporated therein, the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and the proposed public offering by the Company of 3,467,144 shares of its common stock, par value $.01 per share (the "Common Stock").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and instruments as we deemed necessary and appropriate to enable us to render the opinion expressed below.

     In our examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and (d) the due authorization, execution and delivery of the underwriting agreement, dated as of November 10, 2004, between the Company and the underwriters, by each party other than the Company.

     We advise you that, in our opinion, the Common Stock has been duly authorized by the Company and when issued and delivered to the underwriters against payment therefor in the manner described in the prospectus dated October 12, 2004 (the "Prospectus") forming a part of the Registration Statement and the prospectus supplement dated November 10, 2004 supplementing such Pro-


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spectus (the "Prospectus Supplement"), such Common Stock will be validly issued, fully paid and nonassessable.

     In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company to be incorporated by reference into the Registration Statement and to the reference of our firm under the caption "Legal Matters" in the Registration Statement and related Prospectus and Prospectus Supplement. Our consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,


                                       /s/ Cahill Gordon & Reindel LLP